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                      PRELIMINARY -- SUBJECT TO COMPLETION

                                                                  EXHIBIT (a)(8)

                        ADDENDUM FOR EMPLOYEES IN JAPAN

SECURITIES INFORMATION

     Any New Options and/or Supplemental Options which may be granted to you will be subject to the filing of applicable documentation with the Ministry of Finance ("MOF") and the new grants may be made conditional on any necessary filings or approvals. Alternatively, any grant of New Options and/or Supplemental Options to be made to you may be delayed until such time as the applicable documentation is filed with and accepted by the MOF, which could affect the exercise piece of those options.